                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                  Form 8-K


                               CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of
                   the Securities and Exchange Act of 1934



    Date of Report  (Date of earliest event reported) -- January 15, 1996


                                 MAPCO INC.
                 ----------------------------------------------
             (Exact name of registrant as specified in its charter)



    Delaware                     1-5254                      73-0705739
----------------              ------------               -------------------
(State or other               (Commission                (I.R.S. Employer
jurisdiction of               File Number)               Identification No.)
incorporation)


                         1800 South Baltimore Avenue
                               Tulsa, Oklahoma                      74119
--------------------------------------------------------------------------------
                   (Address of principal executive offices)       (Zip Code)



Registrant's telephone number, including area code              (918) 581-1800
                                                                --------------


                               Not Applicable
--------------------------------------------------------------------------------
        (Former name or former address, if changed since last report)

Item 5.          Other Events.

                 On January 15, 1996, MAPCO Inc. issued the following press release:

TULSA, OK, January 15, 1996: MAPCO Inc. (NYSE/MDA) today announced plans to sell a majority interest in its coal business.

MAPCO has signed a letter of intent with The Beacon Group Energy Investment Fund L P to form a limited liability company which will own the assets of MAPCO COAL Inc. The transaction is expected to close in the first quarter of 1996. Beacon will own 75 percent of the new company and MAPCO will own 25 percent. The agreement values MAPCO COAL at $310 million. MAPCO has the potential to receive additional value up to $35 million from development of low sulfur coal reserves in Gibson County, Indiana and from pending international coal projects.

James E. Barnes, MAPCO's Chairman, President and Chief Executive Officer, said that the Company is considering alternatives for use of proceeds from the coal transaction, including a major share repurchase program, reduction of debt or other capital uses.

Commenting further on the coal transaction, Barnes said, "The restructuring of MAPCO's coal business is part of a strategic plan to realize additional value from our coal assets for the benefit of shareholders and to concentrate our future financial resources on further development of the Company's remaining core businesses. We look forward to our relationship with the Beacon Group."

Barnes noted that, "This transaction is very tax efficient and, with the retention of a minority interest, provides MAPCO with an opportunity to participate in the future growth that is anticipated for MAPCO COAL, both domestically and internationally." The new Company will provide the financial resources for MAPCO COAL to build on its strengths as one of the most productive and profitable coal operations in the United States. MAPCO COAL's management is expected to continue under the new structure.

Barnes said, "This is a win-win transaction, and we look forward to our relationship with the Beacon Group. The Beacon Group brings not only financial strength and creativity, but also an understanding of energy and a commitment to the industry."

Geoffrey T. Boisi, Senior Partner of The Beacon Group, said, "We are very pleased to be forming a partnership with MAPCO Inc. They are strong operators, with an excellent reputation in the energy industry, and there is a good fit and complimentary skill set between the partners. We are impressed with the quality of the management team and excited about the prospect to grow MAPCO COAL from a very strong base."

The Beacon Group Energy Investment Fund is a $658 million equity limited partnership vehicle focused on strategic investments in the energy industry and is affiliated with The Beacon Group, a private investment partnership based in New York. The Beacon Group is also engaged in non-energy investments through its Focus Value Fund, and provides strategic advisory counseling to private and public companies.

For the first nine months of 1995, MAPCO COAL reported revenues of $330 million and operating profit of $31 million. For the full year 1994, Coal reported revenues of $425 million and operating profit of $36 million. The segment sold 15 million tons in 1994.

Commenting on MAPCO Inc.'s strategic plan, Barnes noted that major investments made in the company's Natural Gas Liquids and Petroleum Refining and Marketing businesses are expected to make an increasing contribution to future earnings. He noted that these investments, combined with recently announced projects, are part of a plan to maximize profitable growth of the Company's core businesses. He pointed to several projects, including strategic alliances with major customers, completed or announced in 1995, including:

o Completion of a 413-mile expansion of MAPCO's main line pipeline system in New Mexico and the connection of El Paso Natural Gas Company's Chaco gas processing plant near Farmington, New Mexico. Product shipments on this segment began in December, 1995.

o A joint venture between Mid-America Pipeline Company, Amoco Pipeline Company and Navajo Pipeline Company to provide pipeline transportation of natural gas liquids to Pemex's Mendez terminal in the Ciudad Juarez area in northern Mexico.

o Upgrading of the Memphis refinery which is expected to improve margins by about $8 to $10 million per year through an increase in jet fuel production combined with other enhancements.

o Acquisition of 27 gasoline/convenience stores in the Nashville area and substantial progress in the Petroleum Retail Marketing asset high-grading program.

Barnes also noted that several recent reorganizational changes, both in operations and at the senior management level, are expected to result in savings of about $6 million per year.

In summary, Barnes said, "We will continue to build on the niche market positions of our core businesses. Each generates substantial cash in excess of their operating needs and we plan to use that cash to make investments that will grow our future earnings and the value of shareholders' investment in our company."

MAPCO is a diverse energy company whose principal businesses are conducted by three operating subsidiaries: MAPCO NATURAL GAS LIQUIDS operates natural gas liquids and ammonia pipelines, fractionation and storage facilities and produces and markets natural gas liquids and fertilizers; MAPCO PETROLEUM operates refineries and retail marketing networks through the Mid-South and Alaska Systems; and MAPCO COAL produces and markets bituminous steam and metallurgical coal.

                                   - end -

MAPCO press releases are also available through the Internet:
http.//www.mapcoinc.com


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         None.

                                 SIGNATURES



                 Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                   MAPCO INC.



                                           By:       /s/ James N. Cundiff
                                                   ---------------------------
                                           Name:   James N. Cundiff
                                           Title:  Assistant General Counsel
                                                   and Assistant Secretary




Date:  January 15, 1996